EXHIBIT 4.2
Published CUSIP Number: 10218JAA3
Revolving Credit CUSIP Number: 10218JAB1

CREDIT AGREEMENT
dated as of May 31, 2006
by and among
BOWATER INCORPORATED,
as Borrower,
the Lenders referred to herein,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender,
JPMORGAN CHASE BANK, N.A. and UBS SECURITIES LLC,
each as a Syndication Agent,
and
WELLS FARGO FOOTHILL, LLC
as Documentation Agent
WACHOVIA CAPITAL MARKETS, LLC,
as Sole Book Manager
WACHOVIA CAPITAL MARKETS, LLC,
as Lead Arranger

i

		Page
SECTION 13.16	Severability of Provisions	103
SECTION 13.17	Counterparts	103
SECTION 13.18	Integration	103
SECTION 13.19	Term of Agreement	103
SECTION 13.20	Advice of Counsel, No Strict Construction	104
SECTION 13.21	USA Patriot Act	104
SECTION 13.22	Inconsistencies with Other Documents; Independent Effect of Covenants	104

v

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Subsidiary Guaranty Agreement
Exhibit I	-	Form of Collateral Agreement
Exhibit J	-	Form of Intercompany Subordination Agreement
SCHEDULES

Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Specified Existing Notes
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i-1)	-	ERISA Plans
Schedule 6.1(i-2)	-	Canadian Plans
Schedule 6.1(l)	-	Significant Indebtedness
Schedule 6.1(n)	-	Burdensome Provisions
Schedule 6.1(t)	-	Litigation
Schedule 10.1	-	Permitted Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

     CREDIT AGREEMENT, dated as of May 31, 2006, by and among BOWATER INCORPORATED, a Delaware corporation (the “Borrower”), the lenders who are party to this Agreement pursuant to the execution of the authorization (the “Lender Authorization”) attached hereto as Annex A or who may become a party to this Agreement pursuant to Section 13.10 hereof, as Lenders, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power (excluding, however, a Person or group whose ownership in another Person is permitted to be reported on Schedule 13G pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended) or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) no individual shall be an Affiliate of the Borrower or any of its Subsidiaries solely and exclusively by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries and (ii) none of the Subsidiaries of the Borrower shall be Affiliates of the Borrower or any of its Subsidiaries.
     “Aggregate Credit Exposure” means the sum of (a) the aggregate amount of outstanding Loans and (b) the aggregate amount of outstanding Canadian Loans.

     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, legally binding policies, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means the corresponding percentages per annum as set forth below based on the Average Utilization:

Pricing
Level	Average Utilization Percentage	LIBOR +	Base Rate +
I	Greater than 75%	2.25%	1.00%

II	Greater than 35%, but less than or equal to 75%	2.00%	0.75%

III	Less than or equal to 35%	1.75%	0.50%
The Applicable Margin shall be determined by the Administrative Agent and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the end of each fiscal quarter of the Borrower; provided that the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Average Utilization Percentage as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
     “Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Coverage Amount” means, as of any date of determination, an amount equal to ninety percent (90%) of the net book value of the Coverage Assets as set forth on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Sections 5.2 or 7.1 hereof.
     “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Insurance and Condemnation Event.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Average Utilization” means, for any calendar quarter, the average daily principal balance of Loans outstanding during such calendar quarter.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.
     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).
     “BCFC Notes” means the 7.95% Notes due 2011 issued pursuant to the Indenture dated as of October 31, 2001 among Bowater Canada Finance Corporation, as Issuer, the Borrower, as Guarantor, and The Bank of New York, as Trustee.
     “Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
     “Borrowing Limit” means, at any time, the lesser of:
     (a) the aggregate principal amount of the Commitments at such time less, except with respect to Sections 2.4(b) and 5.2(e)(iii),
     (i) in the case of any request for Revolving Credit Loans, the sum of all outstanding Swingline Loans and L/C Obligations;
     (ii) in the case of any request for Swingline Loans, the sum of all outstanding Revolving Credit Loans and L/C Obligations; or
     (iii) in the case of any request for issuance of a Letter of Credit, the sum of all outstanding Loans; and
     (b) the amount which, when aggregated with the aggregate amount of all other Consolidated Total Senior Secured Indebtedness, does not exceed the Asset Coverage Amount.
     “Bowater-Calhoun Arrangement” means that certain intercompany loan arrangement pursuant to which:

     (a) the Borrower loaned $33,294,000 of proceeds of the McMinn County pollution control bonds to Calhoun Newsprint Company as evidenced by an intercompany note payable to the Borrower; and
     (b) Calhoun Newsprint Company loaned such proceeds back to the Borrower as evidenced by an intercompany note payable to Calhoun Newsprint Company and secured by the Borrower’s intercompany note receivable referred to in clause (a).
     “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, New York, New York and Toronto, Ontario, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
     “Canadian Administrative Agent” means The Bank of Nova Scotia in its capacity as the administrative agent under the Canadian Credit Agreement.
     “Canadian Borrower” means Bowater Canadian Forest Products Inc., as borrower under the Canadian Credit Facility.
     “Canadian Collateral” means the “Collateral” as defined in the Canadian Credit Agreement.
     “Canadian Credit Agreement” means that certain credit agreement dated as of even date herewith by and among the Canadian Borrower, as borrower, the U.S. Borrower, as guarantor, the lenders party thereto, as lenders, and The Bank of Nova Scotia, as administrative agent.
     “Canadian Credit Facility” means that certain revolving credit facility established pursuant to the Canadian Credit Agreement.
     “Canadian Credit Party” means the Canadian Borrower and each Canadian Guarantor.
     “Canadian Employee Benefit Plan” means (a) any employee benefit plan that is maintained for the benefit of employees or former employees of the Canadian Borrower or any of the Canadian Subsidiaries registered in accordance with the ITA or other Applicable Law which the Borrower or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make, contributions or (b) any Canadian Pension Plan or Canadian Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its Subsidiaries, and shall not include any Employee Benefit Plan.
     “Canadian Extensions of Credit” means the “Extensions of Credit” as defined in the Canadian Credit Agreement.

     “Canadian Guarantors” means the “Guarantors” as defined in the Canadian Credit Agreement.
     “Canadian Lender” means any “Lender” as defined in the Canadian Credit Agreement.
     “Canadian Loans” means “Loans” as defined in the Canadian Credit Agreement.
     “Canadian Multiemployer Plan” means a “multi-employer pension plan” as defined by Applicable Laws and registered in accordance with the ITA or other Applicable Laws and as to which the Borrower or any of its Subsidiaries is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years, and shall not include any Multiemployer Plan.
     “Canadian Obligations” means the “Obligations” as defined in the Canadian Credit Agreement.
     “Canadian Pension Plan” means any Canadian Employee Benefit Plan, other than a Canadian Multiemployer Plan, which is registered in accordance with the ITA or other Applicable Law and which (a) is maintained for the employees of the Borrower or any of its Subsidiaries or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its Subsidiaries which the Borrower or any of its Subsidiaries sponsors, maintains, or to which it makes, is making or is obligated to make, contributions, and shall not include any Pension Plan.
     “Canadian Required Agreement Lenders” means the “Required Agreement Lenders” as defined in the Canadian Credit Agreement.
     “Canadian Secured Parties” means the “Secured Parties” as defined in the Canadian Credit Agreement.
     “Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or political subdivision thereof.
     “Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.
     “Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means, collectively:
     (a) marketable obligations issued or unconditionally guaranteed by the United States, Canada or any agency thereof maturing within two hundred seventy (270) days from the date of acquisition thereof;
     (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P, Moody’s or DBRS;
     (c) certificates of deposit, time deposits and bankers’ acceptances maturing no more than two hundred seventy (270) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States or Canada, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;
     (d) repurchase obligations for underlying securities of the types described in, and satisfying the requirements specified in, clauses (a) and (c) above entered into with any bank satisfying the requirements specified in clause (c) above;
     (e) demand deposit accounts maintained in the ordinary course of business; and
     (f) (i) money market mutual or similar funds which (A) invest solely in assets of the types described in clauses (a) through (e) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth above, (B) are rated at least “AAm” or “AAmg” or their equivalent by both S&P and Moody’s, provided that there is no “r-highlighter” affixed to such rating and (C) comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; and
          (ii) the money market fund called Columbia Cash Reserves, so long as Columbia Cash Reserves continues to buy only “first tier” securities as defined by Rule 2a-7 of the Investment Company Act of 1940, as amended.
     “Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) during any period of twenty-five (25) consecutive calendar months, a majority of the members of the board of directors of the Borrower cease to be composed of Continuing Directors, or (c) there shall have occurred under any indenture or other instrument evidencing any Indebtedness of the Borrower or any of its Subsidiaries in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of such Indebtedness or Capital Stock provided for therein (provided that if such obligation is contingent on any other event or circumstance, then such “change in control” shall not constitute a Change in Control hereunder unless such other event or circumstance also has occurred or exists). For the purposes hereof, “Continuing Directors” means, during any period of twenty-five (25) consecutive calendar months, individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved by a majority of the board of directors on the first day of such period; provided that in each case such individuals referenced in clause (A) and clause (B) constituted a majority of the board of directors at the time of such election or nomination.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
     “Collateral Agreement” means the collateral agreement of even date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.
     “Commitment” means (a) as to any Lender, the obligation of such Lender to make Extensions of Credit to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Extensions of Credit, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Commitment of all the Lenders on the Closing Date shall be $415,000,000.

     “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Commitments of all the Lenders.
     “Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Consolidated Adjusted EBITDA” means, for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined on a Consolidated basis, without duplication, in accordance with GAAP) of the following: (a) Consolidated EBITDA for such period plus (b) any net gain on any Asset Disposition during such period minus (c) any net loss on any Asset Disposition during such period; provided that, for purposes of this Agreement, Consolidated Adjusted EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Administrative Agent, to include or exclude, as applicable, as of the first day of any applicable period, (A) any Permitted Acquisition closed during such period or (B) any permitted Asset Disposition closed during such period (other than Asset Dispositions permitted pursuant to Section 10.5(a)-(g)) of assets having an aggregate fair market value (at the time of the closing of such Asset Disposition) in excess of $50,000,000.
     “Consolidated EBITDA” means, for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined on a Consolidated basis, without duplication, in accordance with GAAP) of the following:
     (a) Consolidated Net Income for such period,
     plus
     (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period:
     (i) income taxes for such period (or minus, to the extent added in determining Consolidated Net Income for such period, income tax benefit for such period);
     (ii) amortization, depreciation, depletion and other non-cash charges for such period;
     (iii) Consolidated Interest Expense for such period;
     (iv) any extraordinary charges for such period;
     (v) any unusual or non-recurring charges for such period up to an amount not to exceed five percent (5%) of the Consolidated EBITDA of the Borrower and its Subsidiaries (as calculated without giving effect to this clause (v) or clause (vi) below);
     (vi) any cost savings and synergies associated with a Permitted Acquisition not to exceed five percent (5%) of the Consolidated EBITDA of the

Borrower and its Subsidiaries (as calculated without giving effect to this clause (vi) or clause (v) above); and
     (vii) any net loss on any Asset Disposition during such period, less
     (c) the sum of the following to the extent included in determining Consolidated Net Income for such period:
     (i) the aggregate amount of interest income for such period;
     (ii) any extraordinary gains during such period;
     (iii) any unusual or non-recurring gains during such period; and
     (iv) any net gain on any Asset Disposition during such period;
provided that, for purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Administrative Agent, to include or exclude, as applicable, as of the first day of any applicable period, (A) any Permitted Acquisition closed during such period or (B) any permitted Asset Disposition closed during such period (other than Asset Dispositions permitted pursuant to Section 10.5(a)-(g)) of assets having an aggregate fair market value (at the time of the closing of such Asset Disposition) in excess of $50,000,000.
     “Consolidated Interest Expense” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and plus the net amount payable (or minus the net amount receivable) under any Interest Rate Contracts of the Borrower and its Consolidated Subsidiaries), all determined for such period on a Consolidated basis without duplication, in accordance with GAAP.
     “Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.
     “Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
     “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, excluding in any event any QSPE.

     “Consolidated Total Indebtedness” means, as of any date of determination, without duplication, all Indebtedness (excluding clause (h) of the definition thereof) of the Borrower and its Consolidated Subsidiaries.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
     “Consolidated Total Senior Secured Indebtedness” means,
     (a) for purposes of determining the Consolidated Senior Secured Leverage Ratio, as of any date of determination with respect to the Borrower and its Consolidated Subsidiaries on a Consolidated basis, without duplication, the sum of (i) all outstanding Extensions of Credit (including, without limitation, each outstanding Letter of Credit and each outstanding Swingline Loan) under the Credit Facility plus (ii) all outstanding Canadian Extensions of Credit (including, without limitation, each outstanding letter of credit and each outstanding swingline loan) plus (iii) all other outstanding Indebtedness (other than any Hedging Agreement) of the Borrower and its Consolidated Subsidiaries which is secured by any assets of the Borrower and its Consolidated Subsidiaries; and
     (b) for all other purposes, as of any date of determination with respect to the Borrower and its Consolidated Subsidiaries on a Consolidated basis, without duplication, the sum of (i) all outstanding Extensions of Credit (including, without limitation, each outstanding Letter of Credit and each outstanding Swingline Loan) under the Credit Facility plus (ii) all other outstanding Indebtedness (other than any Hedging Agreement) of the Borrower and its Consolidated Subsidiaries which is secured by a Lien on the Coverage Assets.
     “Coverage Assets” means all accounts receivable (excluding any intercompany accounts receivable) and all inventory of the Borrower and its Consolidated Subsidiaries other than accounts receivable and inventory of the Canadian Borrower or any Consolidated Subsidiary of the Canadian Borrower.
     “Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
     “Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
     “DBRS” means Dominion Bond Rating Service Limited and any successor thereto.
     “Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership or insolvency proceeding.
     “Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Swingline Lender, (iii) each Issuing Lender and (iv) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or any of its Subsidiaries which the Borrower or any of its Subsidiaries or any of their ERISA Affiliates sponsors, maintains, or to which it makes, is making, or is obligated to make, contributions or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its Subsidiaries or any of their current or former ERISA Affiliates.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, legally binding policies, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Exchangeable Shares” means those shares of Capital Stock issued by Bowater Canada, Inc. and listed on the Toronto Stock Exchange (under stock symbol BWX) which are exchangeable at any time at the option of the holder of such shares into common stock of the Borrower and which entitle the holder thereof to similar voting rights and dividend payments (on a per share basis) as those granted to holders of the common stock of the Borrower.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a).
     “Existing Facilities” means the collective reference to (a) the credit facility established pursuant to that certain Credit Agreement dated as of April 22, 2004 (as amended, restated, supplemented or modified) by and among the Canadian Borrower and the Borrower, as borrowers, JPMorgan Chase Bank, as U.S. administrative agent, The Bank of Nova Scotia, as Canadian administrative agent and the lenders party thereto and (b) the conduit facility established pursuant that certain Loan Agreement dated as of December 19, 2002 (as amended, restated, supplemented or modified) by and among Bowater Funding Inc., as borrower, the

Borrower, as initial servicer, the lenders party thereto, SunTrust Capital Markets, Inc. and Wachovia Bank, National Association, as co-agents, and SunTrust Capital Markets, Inc., as administrative agent.
     “Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).
     “Existing Notes” means the collective reference to each of the senior unsecured notes and debentures set forth on Schedule 10.1.
     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding or (b) the making of any Loan or participation in any Swingline Loan or any Letter of Credit by such Lender, as the context requires.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means the separate fee letter agreement executed by the Borrower and Wachovia and/or certain of its affiliates dated April 3, 2006.
     “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Pledge Documents” means any pledge agreements, charges and other similar documents and agreements granting a lien on the Capital Stock of any first-tier Foreign Subsidiary of the Borrower in favor of the Administrative Agent, for the ratable benefit of itself and the other Secured Parties.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute

of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
     “Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.
     “Immaterial Subsidiary” means:
     (a) each QSPE;
     (b) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary to the extent that (i) there is a provision in the organizational documents of such Domestic Subsidiary or (ii) the Borrower or any of its Subsidiaries is party to a legally enforceable agreement, in either case that would prohibit such Domestic Subsidiary from being a Subsidiary Guarantor without the consent (or the approval of directors appointed by) a third party owner of such Domestic Subsidiary; and
     (c) any individual Domestic Subsidiary having total assets with a book value that is less than one percent (1%) of the aggregate book value of the total Consolidated assets of the Borrower and its Subsidiaries (as of the most recent date for which financial statements have been delivered).
     “Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
     (a) all liabilities, obligations and indebtedness for borrowed money of such Person, including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;
     (b) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, all obligations under non-competition, earn-out or similar agreements in connection with an acquisition), except trade payables and accrued obligations arising in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;
     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
     (d) all Indebtedness of any other Person secured by a Lien on any asset owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) all Guaranty Obligations of such Person;

     (f) all obligations, contingent or otherwise, of such Person in connection with letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation, and bankers’ acceptances issued for the account of such Person;
     (g) all cash obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person, unless such redemption, repurchase, exchange, defeasance or other payment is contingent (unless such contingency has been satisfied) or is not required prior to the date that is ninety-one (91) days after the Maturity Date;
     (h) all Net Hedging Obligations of such Person; and
     (i) the outstanding attributed principal amount under any asset securitization program of such Person.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Person is not legally liable therefor under Applicable Law or as a result of any legally enforceable contractual limitation with respect to such Indebtedness.
     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
     “Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
     “Intercompany Subordination Agreement” means an Intercompany Subordination Agreement substantially in the form of Exhibit J by and among the Administrative Agent and the applicable Credit Parties or Subsidiaries thereof party thereto.
     “Interest Period” has the meaning assigned thereto in Section 4.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
     “Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, Wachovia, in its capacity as issuer thereof, or any successor thereto or any other Lender designated as an Issuing Lender by the Borrower (with reasonable prior notice of such designation by the Borrower to the Administrative Agent) and (b) with respect to the Existing Letters of Credit, the issuers thereof as identified on Schedule 1.1(a).

     “ITA” means the Income Tax Act (Canada), as amended or modified from time to time.
     “L/C Commitment” means the lesser of (a) One Hundred Million Dollars ($100,000,000) and (b) the aggregate Commitments of the Lenders.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants” means the collective reference to all of the Lenders other than the applicable Issuing Lender.
     “L/C Supporting Documentation” has the meaning assigned thereto in Section 3.2.
     “Lender” means each Person agreeing to be bound by the terms of this Agreement as a Lender (including, without limitation, each Issuing Lender and the Swingline Lender unless the context otherwise requires) pursuant to a Lender Authorization and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.
     “Lender Authorization” has the meaning assigned thereto in the introductory paragraph hereto.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
     “Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting the applicable Issuing Lender to issue a Letter of Credit.
     “Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage
     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothec, hypothecation, assignment by way of security or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Security Documents, the Intercreditor Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any of its Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
     “Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
     “Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.
     “Material Subsidiary” means:
     (a) each Domestic Subsidiary of the Borrower, other than, the Immaterial Subsidiaries; and
     (b) each Subsidiary that, notwithstanding the definition of Immaterial Subsidiary, is designated as a Material Subsidiary pursuant to Section 8.10(b).
     Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any Subsidiary that owns (i) a Material Subsidiary or (ii) provides a guaranty of the Existing Notes or any Indebtedness incurred to refinance, refund, renew or extend the Existing Notes as permitted pursuant to Section 10.1(d), in either case shall be a Material Subsidiary.
     “Maturity Date” means the earliest to occur of:

     (a) May 25, 2011; provided, however, that such date shall be accelerated to the date which is ninety-one (91) days prior to the then current maturity date of any Specified Existing Note if on the date which is one hundred twenty (120) days prior to the then current maturity date of such Specified Existing Note either (i) the remaining outstanding principal balance thereof (excluding any such balance as to which sums have been set aside for the payment thereof pursuant to any defeasance or sinking fund or escrow arrangement or similar provisions) is in excess of $75,000,000 or (ii) the Aggregate Credit Exposure is in excess of $100,000,000 and the outstanding principal balance of such Specified Existing Note (excluding any such balance as to which sums have been set aside for the payment thereof pursuant to any defeasance or sinking fund or escrow arrangement or similar provisions) has not been paid in full;
     (b) the date of termination of the entire Commitment by the Borrower pursuant to Section 2.5; or
     (c) the date of termination of the Commitment by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its Subsidiaries or any of their ERISA Affiliates is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
     “Net Cash Proceeds” means, as applicable;
     (a) with respect to any Asset Disposition, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less the sum of the following, without duplication, (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers’ fees and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by a Lien on the assets (or a portion thereof) sold in such Asset Disposition, which Indebtedness is repaid with such proceeds and (iv) the Borrower’s reasonable good faith estimate of cash payments required to be made within ninety (90) days of such Asset Disposition with respect to retained liabilities directly related to the assets (or a portion thereof) sold in such Asset Disposition (provided that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within ninety (90) days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds); and

     (b) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less the sum of the following, without duplication, (i) all fees and expenses in connection therewith and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by a Lien on the assets (or a portion thereof) subject to such Insurance and Condemnation Event, which Indebtedness is repaid in connection therewith.
     “Net Hedging Obligations” means, with respect to any Hedging Agreement as of any date, the Termination Value of such Hedging Agreement on such date.
     “New Material Subsidiary” has the meaning assigned thereto in Section 8.10.
     “Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
     “Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
     “Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
     “Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Officer’s Compliance Certificate” means a certificate of the chief financial officer, the treasurer, or the assistant treasurer of the Borrower substantially in the form of Exhibit F.
     “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning assigned thereto in Section 13.10(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any of its Subsidiaries or any of their ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its Subsidiaries or any of their current or former ERISA Affiliates which the Borrower or any of its Subsidiaries or any of their ERISA Affiliates sponsors, maintains, or to which it makes, is making or is obligated to make, contributions.
     “Permitted Acquisition” means any investment by the Borrower or any of its Subsidiaries in the form of the acquisition of all or substantially all of the business or assets, or any portion of the business or assets that constitutes a line of business, a business unit or a division (whether by the acquisition of Capital Stock, assets or any combination thereof), of any other Person if each such acquisition or investment meets all of the following requirements:
     (a) with respect to any acquisition:
     (i) such acquisition is not a hostile acquisition (with evidence thereof to be provided to the Administrative Agent or the Canadian Administrative Agent upon its reasonable request);
     (ii) the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Section 10.12;
     (iii) if such transaction is a merger or consolidation involving a Credit Party or a Canadian Credit Party, the surviving Person shall be a Credit Party or Canadian Credit Party and no Change of Control shall have been effected thereby;
     (iv) if the acquisition will result in the acquisition of, or creation of, any New Material Subsidiary, the Borrower shall comply with Section 8.10 hereof;
     (v) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and
     (vi) after giving effect to the acquisition, at least (A) $50,000,000 in availability shall exist under the Credit Facility and (B) $25,000,000 in availability shall exist under the Canadian Credit Facility; and
     (b) with respect to any acquisition for which the Permitted Acquisition Consideration is greater than $50,000,000 or any acquisition funded (in whole or in part) by Extensions of Credit or Canadian Extensions of Credit (in addition to the requirements set forth in clause (a) above):

     (i) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Canadian Administrative Agent, which notice shall include the proposed closing date of such acquisition;
     (ii) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent and the Canadian Administrative Agent an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory thereto, (A) pro forma compliance (as of the most recent fiscal quarter ended for which financial statements have been delivered pursuant hereto, adjusted to give effect the acquisition and any Extensions of Credit or Canadian Extensions of Credit made or to be made in connection therewith) with each covenant contained in Article IX and (B) a pro forma Consolidated Senior Secured Leverage Ratio (as of the most recent fiscal quarter ended for which financial statements have been delivered pursuant hereto, adjusted to give effect the acquisition and any Extensions of Credit or Canadian Extensions of Credit made or to be made in connection therewith) not to exceed 1.00 to 1.00;
     (iii) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower, to the extent requested by the Administrative Agent or the Canadian Administrative Agent, (A) shall have delivered to the Administrative Agent or the Canadian Administrative Agent, as applicable, promptly upon the finalization thereof, copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Administrative Agent, as applicable, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent or the Canadian Administrative Agent, as applicable, substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Administrative Agent, as applicable;
     (iv) the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Canadian Administrative Agent in connection with the acquisition; and
     (v) the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Administrative Agent, that the entity to be acquired had positive Consolidated EBITDA for the four (4) fiscal quarter period ended prior to the proposed closing date of such acquisition (it being agreed and acknowledged that clause (b)(vi) of the definition of “Consolidated EBITDA” shall be calculated solely with respect to the Person or business to be acquired); and
     (c) with respect to any acquisition for which the Permitted Acquisition Consideration is less than $50,000,000 and such acquisition is not funded (in whole or in part) by Extensions of Credit or Canadian Extensions of Credit (in addition to the requirements set forth in clause (a) above):
     (i) no more than ten (10) days following the closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Canadian Administrative Agent, which notice shall include the closing date of such acquisition; and
     (ii) to the extent requested by the Administrative Agent or the Canadian Administrative Agent, the Borrower shall have delivered to the Administrative Agent or the Canadian Administrative Agent, as applicable, promptly upon the finalization thereof (but no later than fifteen (15) days after the closing date of such acquisition) copies of substantially final Permitted Acquisition Documents.
Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Borrower shall have obtained the prior written consent of the Required Lenders prior to the consummation of such acquisition if (1) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the previous twelve (12) month period exceeds $100,000,000 in the aggregate (excluding any portion of the acquisitions paid with the proceeds from any equity issuance by the Borrower) and (2) the Permitted Acquisition Consideration for such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement, exceeds $300,000,000 in the aggregate (excluding any portion of the acquisitions paid with the proceeds from any equity issuance by the Borrower).
     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash and Cash Equivalent balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
     “Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any of its Subsidiaries, to the extent applicable and in the possession of the Borrower or any of its Subsidiaries, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent or the Canadian Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
     “Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any of its Subsidiaries, the purchase agreement, sale agreement, merger agreement or other similar agreement evidencing such acquisition (whichever is applicable), including, without limitation, all schedules and exhibits thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
     “Permitted Liens” means the Liens permitted pursuant to Section 10.2.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “QSPE” means each of the following: (a) Calhoun Note Holdings AT LLC, (b) Calhoun Note Holdings TI LLC, (c) Bowater Catawba Note Holdings I LLC, (d) Bowater Catawba Note Holdings II LLC, (e) Bowater Saluda Note Holdings LLC, (f) Timber Note Holding LLC and (g) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of timberlands pursuant to Section 10.5(g); provided that:
     (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of any such Person (1) may be guaranteed by the Borrower or any of its Subsidiaries, (2) may be recourse to or obligate the Borrower or any of its Subsidiaries in any way or (3) may subject any property or asset of the Borrower or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than, in the case of clauses (1) (solely with respect to guaranties of make-whole premiums), (2) and (3), pursuant to Standard Securitization Undertakings);
     (ii) the Borrower and its Subsidiaries may not have any material contract, agreement, arrangement or understanding with any such Person other than on terms no less favorable to the Borrower or any of its Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or any of its Subsidiaries; and
     (iii) the Borrower and its Subsidiaries may not (A) have any obligation to maintain or preserve the financial condition of any such Person or (B) cause any such Person to achieve certain levels of operating results.
     “Register” has the meaning assigned thereto in Section 13.10(c).
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Required Agreement Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the sum of the aggregate amount of the Commitment under this Credit Facility or, if the Commitment under this Credit Facility has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit.
     “Required Lenders” means, at any date, any combination of Lenders and Canadian Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Commitment under this Credit Facility (or if the Commitment has been terminated, the aggregate amount of Extensions of Credit under this Credit Facility) plus (b) the aggregate amount of the commitments under the Canadian Credit Facility (or, if the commitments under the Canadian Credit Facility have been terminated, the aggregate amount of the Canadian Extensions of Credit).
     “Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent and the Canadian Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
     “Restricted Subsidiary” means any Person that is a “Restricted Subsidiary” pursuant to the definition thereof as contained in the Existing Notes as in effect as of the Closing Date, for so long as such Existing Notes or any Indebtedness incurred to refinance such Existing Notes is outstanding and includes provisions restricting the granting of a lien on the capital stock or indebtedness of such Restricted Subsidiaries.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
     “Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at

http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “Secured Parties” means the Administrative Agent, the Lenders and/or any party to a Hedging Agreement that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was executed.
     “Security Documents” means the collective reference to the Collateral Agreement, the Subsidiary Guaranty Agreement, each Foreign Pledge Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Significant Indebtedness” means Indebtedness (other than the Obligations and the Canadian Obligations) of the Borrower and its Subsidiaries the outstanding principal amount of which is in excess of $25,000,000.
     “Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
     “Specified Existing Notes” means each of the Existing Notes which (a) as of the Closing Date, matures or is subject to mandatory redemption prior to May 25, 2011 and (b) has an outstanding principal amount, as of the Closing Date, in excess of $75,000,000. The Specified Existing Notes shall be set forth on Schedule 1.1(b).
     “Standard Securitization Undertakings” means, collectively, (i) customary arms-length servicing obligations (together with any related performance guaranties), (ii) obligations (together with any related performance guaranties) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentation (in each case unrelated to the collectibility of receivables or creditworthiness of the associated account debtors), (iii) representations, warranties, covenants and indemnities (together with any related performance guaranties) of a type that are reasonably customary in accounts receivable securitizations and (iv) in the case of a QSPE, a guarantee by the Borrower or its Subsidiaries of any make whole premium (but not any principal or interest) on Indebtedness of such QSPE.
     “Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any of its Subsidiaries subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent and the Canadian Administrative Agent.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other persons or governing body performing similar functions of such corporation, partnership, limited liability company or other entity is at the time directly or indirectly owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided, however, that no QSPE shall be a Subsidiary. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
     “Subsidiary Borrower” means any Domestic Subsidiary of the Borrower that is designated as a borrower under this agreement in accordance with the terms of Section 4.14.
     “Subsidiary Guarantors” means each direct or indirect Material Subsidiary of the Borrower (a) in existence on the Closing Date or (b) which becomes a party to the Subsidiary Guaranty Agreement in accordance with Section 8.10.
     “Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
     “Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Commitment.
     “Swingline Facility” means the swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.6 and (b) the Maturity Date.

     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any of its Subsidiaries or any of their ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA or similar provision of other Applicable Law, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any other applicable Governmental Authority under other Applicable Law, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA or other Applicable Law for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA or the provisions of any other Applicable Law, or (g) the partial or complete withdrawal of the Borrower or any of its Subsidiaries or of any of their ERISA Affiliates from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the termination of a Canadian Pension Plan, the filing of a notice of intent to terminate a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination, under Applicable Law, if the plan assets are not sufficient to pay all plan liabilities, or (k) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Canadian Pension Plan by any applicable Governmental Authority under Applicable Law, or (l) any other event or condition which would constitute grounds under Applicable Law for the termination of, or the appointment of a trustee to administer, any Canadian Pension Plan, or (m) the partial or complete withdrawal of the Borrower or any of its Subsidiaries from a Canadian Multiemployer Plan if withdrawal liability is asserted by such plan, or (n) any event or condition which results in the reorganization or insolvency of a Canadian Multiemployer Plan, or (o) any event or condition which results in the termination of a Canadian Multiemployer Plan or the institution by any Governmental Authority of proceedings to terminate a Canadian Multiemployer Plan.
     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
     “United States” means the United States of America.
     “Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.
     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for (a) directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and (b) the Exchangeable Shares).
     SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.
     SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
     SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
     SECTION 1.9 Amount of Obligations. Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Canadian Extensions of Credit (including, without limitation, Canadian Loans) or Canadian Obligations shall be based upon the Dollar Amount of such outstanding Canadian Extensions of Credit (including, without limitation, Canadian Loans) or Canadian Obligations. For the purpose of this Section 1.9, “Dollar Amount” means the amount of Dollars which is equivalent to the amount so expressed in Canadian Dollars at the most favorable spot exchange rate reasonably determined by the Administrative Agent to be available to it at the relevant time and “Canadian Dollar” means, at any time of determination, the then official currency of Canada.

ARTICLE II
REVOLVING CREDIT FACILITY
     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Borrowing Limit and (b) the principal amount of outstanding Revolving Credit Loans from any Lender shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.
     SECTION 2.2 Swingline Loans.
     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Borrowing Limit and (ii) the Swingline Commitment.
     (b) Refunding.
          (i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.
          (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived by the Required Lenders, the Required Agreement Lenders or the Lenders, as applicable).
          (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
     SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
     (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan (including each Swingline Loan) and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
     (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).
     SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.
     (a) Repayment on Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.
     (b) Mandatory Prepayments.
     (i) Borrowing Limit. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Borrowing Limit, the Borrower agrees to repay (i) if such excess results from a change to the Asset Coverage Amount, within three (3) Business Days following the delivery of the applicable financial statements resulting in such change or (ii) in any other circumstance, immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

     (ii) Excess L/C Obligations. If at any time the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the Borrower shall promptly make a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of itself and the Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).
     (c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as the prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before the prepayment of each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day
     (d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
     (e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.
     SECTION 2.5 Permanent Reduction of the Commitment.
     (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $5,000,000 in excess thereof. Any reduction of the Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
     (b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Commitment as so reduced and if the Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral for all L/C Obligations) and shall result in the termination of the Commitment and the Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
     SECTION 2.6 Termination of Credit Facility. The Credit Facility shall terminate on the Maturity Date.
ARTICLE III
LETTER OF CREDIT FACILITY
     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the aggregate amount of L/C Obligations would exceed the L/C Commitment or (b) the aggregate amount of L/C Obligations would exceed the Borrowing Limit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, (iii) expire on a date that is no later than the earlier of (A) twelve (12) or thirteen (13) months (as requested by the Borrower) after the date of issuance or last renewal of such Letter of Credit, and (B) the fifth (5th) Business Day prior to the Maturity Date and (iv) be subject to ISP98 and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at such Issuing Lender’s Lending Office and to the Administrative Agent at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the reasonable satisfaction of the applicable Issuing Lender and the Administrative Agent, and such other certificates, documents and other papers and information as such Issuing Lender and the

Administrative Agent may reasonably request (the “L/C Supporting Documentation”). Upon receipt of any Letter of Credit Application and the L/C Supporting Documentation, the applicable Issuing Lender shall process such Letter of Credit Application and the L/C Supporting Documentation delivered to it in connection therewith in accordance with its customary procedures and shall, after approving the same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Credit Facility for the issuance of such Letter of Credit, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the applicable Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and the L/C Supporting Documentation relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Lender of the issuance of such Letter of Credit and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.
     SECTION 3.3 Commissions and Other Charges.
     (a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the each applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit (as such amount may be reduced by (i) any permanent reduction of such Letter of Credit or (ii) any amount which is drawn, reimbursed and no longer available under such Letter of Credit) multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to each applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.
     (b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of each applicable Issuing Lender, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender.
     (c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     SECTION 3.4 L/C Participations.

     (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s Lending Office an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to an Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
     (c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
     SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. The applicable Issuing Lender shall promptly deliver written notice of any drawing under any Letter of Credit issued by such Issuing Lender to the Administrative Agent and the Borrower. Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
     SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that no Issuing Lender nor any L/C Participant shall be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the applicable Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the applicable Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such

Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application or L/C Supporting Documentation related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
GENERAL LOAN PROVISIONS
     SECTION 4.1 Interest.
     (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement) and (ii) Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Revolving Credit Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:
     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
     (iv) no Interest Period shall extend beyond the Maturity Date; and
     (v) there shall be no more than eight (8) Interest Periods in effect at any time.
     (c) Default Rate. Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (i) or (j), or (ii) at the election of the Required Agreement Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
     (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2006; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.
     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
     SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert, at any time following the third (3rd) Business Day after the earlier to occur of (i) the Closing Date and (ii) the delivery date of the indemnity letter contemplated by the proviso in Section 4.1(a) hereof, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
     SECTION 4.3 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.50% on the average daily unused portion of the Commitment as in effect from time to time during the period commencing on the Closing Date and ending on the Maturity Date; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable for each calendar quarter in arrears on the last Business Day of such calendar quarter during the term of this Agreement commencing with the calendar quarter ending September 30, 2006 and ending on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.
     (b) Other Fees. The Borrower agrees to pay any fees (and other expenses) as set forth in the Fee Letter.
     SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its Lending Office its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the applicable Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     SECTION 4.5 Evidence of Indebtedness.
     (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a)

notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
     (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date with respect to a LIBOR Rate Loan or prior to 12:00 noon on a proposed borrowing date with respect to a Base Rate Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, multiplied by (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, multiplied by (c) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent, and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the

Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
     SECTION 4.8 Changed Circumstances.
     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (a) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (b) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
     SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the

Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
     SECTION 4.10 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or an Issuing Lender;
     (ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Taxes payable by such Lender or such Issuing Lender); or
     (iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     SECTION 4.11 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitment.
     SECTION 4.12 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.10;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and
     (iv) such assignment does not conflict with Applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 4.13 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.
     SECTION 4.14 Additional Subsidiary Borrowers. The Borrower may designate any Domestic Subsidiary as a Subsidiary Borrower under this Agreement and the other Loan Documents upon satisfaction of each of the following conditions.
     (a) The Borrower shall have delivered to the Administrative Agent a written notice requesting that such Domestic Subsidiary be designated as a new Subsidiary Borrower. The Administrative Agent agrees that promptly upon receipt of such notice it will forward such notice to the Lenders requesting their approval of such Domestic Subsidiary as a Subsidiary Borrower. If the Required Agreement Lenders approve such designation (which approval shall occur no earlier than five (5) Business Days after the Lenders receive written notice of the request that such Domestic Subsidiary be designated as a new Subsidiary Borrower), the applicable Domestic Subsidiary shall be deemed a “Borrower” under this Agreement and the other Loan Documents and all references herein (other than the references in Articles V, VI, VII, VIII, IX and X of this Agreement) to “Borrower” shall be deemed to include the Subsidiary Borrower.
     (b) The Administrative Agent shall have received a duly executed supplement to this Agreement and any other applicable Loan Documents joining such Domestic Subsidiary as a Subsidiary Borrower hereunder (such supplement to be in form and substance reasonably satisfactory to the Administrative Agent).
     (c) Such Domestic Subsidiary shall deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (it being agreed by the Borrower that, if the designation of such Domestic Subsidiary as a Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out, and be satisfied it has complied with the results of, all necessary “know your customer” or other similar checks under all Applicable Laws).
(d) (i) If not previously granted to the Administrative Agent under the Security Documents, such Domestic Subsidiary shall pledge a security interest in all Collateral owned by such Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose.
     (ii) To the extent not previously delivered to the Administrative Agent under the Security Documents, the Borrower shall deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Domestic Subsidiary and, to the extent required by the Security Documents, all Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock owned by such Domestic Subsidiary.
     (e) The Borrower shall deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary.
     (f) The Borrower shall deliver to the Administrative Agent such other documents (including, without limitation, legal opinions) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (g) The obligations of each Subsidiary Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Borrower and each other Subsidiary Borrower.

ARTICLE V
CLOSING; CONDITIONS OF CLOSING AND BORROWING
     SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on May 31, 2006 or at such other place, date and time as the parties hereto shall mutually agree.
     SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender (if requested thereby), a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
     (b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
          (i) Officer’s Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects); that neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.2 and Section 5.3.
          (ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

          (iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.
          (iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.
          (v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(e).
     (c) Personal Property Collateral.
          (i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence and evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.
          (ii) Pledged Collateral. The Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.
          (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of the assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.
          (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each insurance policy (naming the Administrative Agent as additional insured on all certificates for liability insurance and loss payee (or mortgagee) with respect to the Collateral on all certificates for property insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     (d) Consents; Defaults.
          (i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary

(or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
     (e) Financial Matters.
          (i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, (B) any interim unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and related unaudited interim statements of income, cash flows and retained earnings for each interim quarterly period (if any) ended at least forty-five (45) days prior to the Closing Date and (C) if requested by the Administrative Agent (on behalf of itself or any Lender), any financial statements or projections of the Canadian Borrower and its Subsidiaries required to be delivered by the Canadian Borrower to the Canadian Administrative Agent pursuant to Section 5.2 of the Canadian Credit Agreement.
          (ii) Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for 2006 and on an annual basis for each year thereafter during the term of the Credit Facility.
          (iii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the material payables of the Borrower and each of its Subsidiaries are current and not past due, (C) attached thereto are calculations, as determined on a pro forma basis as of March 31, 2006 and after giving effect to the transactions contemplated hereby and any Extensions of Credit or Canadian Extensions of Credit to be made on the Closing Date, with the covenants contained in Article IX; (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed to be reasonable) of the financial condition and operations of the Borrower and its Subsidiaries; (E) attached thereto is a calculation of the ratio of (1) Consolidated Total

Indebtedness as of the Closing Date (after giving effect to any Extensions of Credit or Canadian Extensions of Credit on the Closing Date) to (2) Consolidated EBITDA for the most recently ended four (4) consecutive fiscal quarters for which financial statements have been delivered, demonstrating that such ratio is less than 5.80 to 1.00; (F) attached thereto is a calculation of Consolidated Adjusted EBITDA for the most recently ended four (4) consecutive fiscal quarters for which financial statements have been delivered, demonstrating to the reasonable satisfaction of the Administrative Agent that Consolidated Adjusted EBITDA (as determined in such manner) is not less than $500,000,000; and (G) attached thereto is a calculation of the Borrowing Limit as of the Closing Date.
          (iv) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal (including, without limitation, local counsel) fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
     (f) Miscellaneous.
          (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) with respect to any Loans (if any) to be made on the Closing Date, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
          (ii) Existing Facilities. Each of the Existing Facilities shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.
          (iii) Closing of the Canadian Credit Facility. The Canadian Credit Facility shall simultaneously close on the Closing Date.
          (iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
     SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including any initial Extensions of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date.
     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 4.2, as applicable.
     SECTION 5.4 Post-Closing Conditions.
     (a) Prior to July 14, 2006, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received (a) a duly executed copy of each applicable Foreign Pledge Document with respect to a pledge of sixty-five percent (65%) of the total outstanding Capital Stock of Bowater-Korea Co., Ltd., including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of the Republic of Korea) evidencing the Capital Stock of Bowater-Korea Co., Ltd., together with an appropriate undated stock power for each certificate duly executed in blank by the Borrower), (b) such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent in connection therewith (including, without limitation, favorable legal opinions of counsel addressed to the Administrative Agent and the Lenders with respect to Bowater-Korea Co., Ltd., the Loan Documents and such other matters as the Administrative Agent shall reasonably request), and (c) such other documents and certificates as may be reasonably requested by the Administrative Agent (in consultation with the Borrower), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, subject to Section 12.3, the Administrative Agent may waive any or all of the requirements contained in this Section 5.4 to the extent that, in the sole discretion of the Administrative Agent, they are impracticable or pose a materially undue burden on the Borrower or Bowater-Korea Co., Ltd.
     (b) Prior to June 30, 2006, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received the following control agreements, in each case in form and substance satisfactory to the Administrative Agent:
     (i) A deposit account control agreement executed by the applicable Credit Party, the Administrative Agent and Bank of America, N.A. with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Credit Parties at Bank of America, N.A.;

     (ii) A deposit account control agreement executed by the applicable Credit Party, the Administrative Agent and JPMorgan Chase Bank, N.A. with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Credit Parties at JPMorgan Chase Bank, N.A.;
     (iii) A deposit account control agreement executed by the applicable Credit Party, the Administrative Agent and Wachovia Bank, National Association with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Credit Parties at Wachovia Bank, National Association;
     (iv) A securities account control agreement executed by the applicable Credit Party, the Administrative Agent and Bank of New York with respect to all securities accounts of the Credit Parties at Bank of New York; and
     (v) All other control agreements which the Administrative Agent requires to be delivered pursuant to the Collateral Agreement, in each case in form and substance satisfactory to the Administrative Agent.
     (c) Prior to June 30, 2006, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received any warehouse or similar agreement, and any other ancillary documentation, required to be delivered thereto pursuant to Section 4.6(b) of the Collateral Agreement (or, if any such warehouse or similar agreement, and any other ancillary documentation, has not been delivered by such date, the Borrower shall take all actions required by the Administrative Agent pursuant to Section 4.6(b) in connection therewith).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.
     (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b) together with (i) its jurisdiction of formation and each jurisdiction in which it is qualified to do business as of the Closing Date, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interest held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) a designation of each Subsidiary that is inactive. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).
     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights in general and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC.
     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) is in compliance with its articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (iii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (iv) has timely filed all reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries, except, in each case, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the Borrower or any of its Subsidiaries with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal and other material taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material amount of additional taxes or assessments for any of such years.
     (g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business, except where the failure to own or possess such rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any of its Subsidiaries is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

     (h) Environmental Matters.
          (i) The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
          (ii) Except to the extent such matters could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties;
          (iii) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, non-compliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
          (iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any of its Subsidiaries or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and
          (vi) There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

     (i) ERISA.
          (i) As of the Closing Date, neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i-1) and neither the Borrower nor any of its Subsidiaries maintains or contributes to, or has any obligation under, any Canadian Employee Benefit Plans other than those identified on Schedule 6.1(i-2).
          (ii) The Borrower, each of its Subsidiaries and each of their ERISA Affiliates is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in material compliance with all applicable provisions of the ITA and other Applicable Law and the regulations and published interpretations thereunder with respect to all Canadian Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by the Borrower or any of its Subsidiaries which remains unsatisfied for any taxes or penalties with respect to any Canadian Employee Benefit Plan or any Canadian Multiemployer Plan, except for a liability that could not reasonably be expected to have a Material Adverse Effect.
          (iii) Except as set forth on Schedule 6.1(i-1) or Schedule 6.1(i-2), as of the Closing Date, no Pension Plan or Canadian Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code or any other Applicable Law) been incurred (without regard to any waiver granted under Section 412 of the Code or any other Applicable Law), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower, any of Subsidiaries or any of their ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.
          (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries nor any of their ERISA Affiliates has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan or a Canadian Multiemployer Plan, (D) failed to make a required installment or other required payment under Section 412 of the Code, other Applicable Laws or its Employee Benefit Plans or (E) failed to make a required installment or other required payment under Applicable Laws or its Canadian Employee Benefit Plans.
          (v) No Termination Event has occurred or is reasonably expected to occur.
          (vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (B) Pension Plan or Canadian Pension Plan or (C) Multiemployer Plan or Canadian Multiemployer Plan.
     (j) Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
     (k) Government Regulation. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any of its Subsidiaries is, or after giving effect to any Extension of Credit or Canadian Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
     (l) Significant Indebtedness. Schedule 6.1(l) sets forth a complete and accurate list of all Significant Indebtedness of the Borrower and its Subsidiaries in effect as of the Closing Date. As of the Closing Date, other than as set forth in Schedule 6.1(l), each indenture, agreement or other instrument governing such Significant Indebtedness is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each indenture, agreement or other instrument governing the Significant Indebtedness required to be listed on Schedule 6.1(l). As of the Closing Date, neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Significant Indebtedness in any material respect.

     (m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place, except as could not reasonably be expected to have a Material Adverse Effect. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     (n) Burdensome Provisions. Except as described on Schedule 6.1(n), no Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than restrictions or encumbrances existing under or by reason of (i) the Loan Documents, (ii) Applicable Law and (iii) legally enforceable provisions which are contained in either (A) the organizational documents of any Subsidiary that a not Wholly-Owned Subsidiary or (B) any other agreements with the other owner(s) of such Subsidiary (which, in the case of such provisions existing on the Closing Date, are described on Schedule 6.1(n)).
     (o) Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.2(e)(i) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at the respective dates of such statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for interim financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projected financial statements delivered pursuant to Section 5.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions.
     (p) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
     (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder and each Canadian Extension of Credit, each of the Credit Parties will be Solvent.
     (r) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is reasonably necessary to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Sections 5.2(e)(i), 7.1(a) and (b), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
     (s) Liens. None of the properties and assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens. Neither the Borrower nor any of its Subsidiaries has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.
     (t) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has or could reasonably be expected to have a Material Adverse Effect.
     (u) Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.
     (v) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Subsidiary Guarantor: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     (w) Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The financial statements, material reports, material certificates or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VII
FINANCIAL INFORMATION AND NOTICES
     Until all the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders) at the Administrative Agent’s Office at the address set forth in Section 13.1 or such other office as may be designated by the Administrative Agent from time to time:
     SECTION 7.1 Financial Statements and Projections.
     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a) (it being agreed that such quarterly report shall be deemed delivered on the date that (i) such report is posted on the website of the SEC at www.sec.gov or on the website of the Borrower at www.Bowater.com and (ii) the Borrower has provided the Administrative Agent with written notice of such posting).
     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent and the Canadian Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b) (it being agreed that such annual report shall be deemed delivered on the date that (i) such report is posted on the website of the SEC at www.sec.gov or on the website of the Borrower at www.Bowater.com and (ii) the Borrower has provided the Administrative Agent with written notice of such posting).
     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within ninety (90) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for such Fiscal Year, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a projected income statement, statement of cash flows and balance sheet and a statement containing the volume and price assumptions by product line used in preparing the business plan, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing assumptions believed to be reasonable) of the financial condition and operations of the Borrower and its Subsidiaries for such Fiscal Year.
     (d) Financial Statements of the Canadian Borrower and its Subsidiaries. If requested by the Administrative Agent (on behalf of itself or any Lender), any financial statements of the Canadian Borrower and its Subsidiaries required to be delivered by the Canadian Borrower to the Canadian Administrative Agent pursuant to Section 7.1 of the Canadian Credit Agreement.
     SECTION 7.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.
     SECTION 7.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Articles IX, or, if such is not the case, specifying such non-compliance and its nature and period of existence.
     SECTION 7.4 Other Reports.

     (a) Promptly upon their becoming available, copies of all registration statements (other than on Form S-8) and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Borrower or any of its Subsidiaries shall have filed with the SEC, or any similar periodic reports filed with any comparable agency in Canada (it being agreed that each such report or statement shall be deemed delivered on the date that (i) such report or statement is posted on the website of the SEC at www.sec.gov, on SEDAR at www.sedar.com or on the website of the Borrower at www.Bowater.com and (ii) the Borrower has provided the Administrative Agent with written notice of such posting).
     (b) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed (it being agreed that such mailing shall be deemed delivered on the date that (i) such information is posted on the website of the SEC at www.sec.gov, on SEDAR at www.sedar.com or on the website of the Borrower at www.Bowater.com and (ii) the Borrower has provided the Administrative Agent with written notice of such posting).
     (c) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent (for itself or on behalf of any Lender) may reasonably request.
     SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after any Credit Party obtains knowledge thereof) telephonic and written notice of:
     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to have a Material Adverse Effect;
     (b) any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any of its Subsidiaries which in any such case could reasonably be expected to have a Material Adverse Effect;
     (d) any attachment, judgment, lien, levy or order exceeding $10,000,000 that is assessed against the Borrower or any of its Subsidiaries;
     (e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Significant Indebtedness to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates of the PBGC’s or any other Governmental Authority’s intent to terminate any Pension Plan or Canadian Pension Plan or to have a trustee appointed to administer any Pension Plan or Canadian Pension Plan, (iii) all notices received by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Canadian Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA or any other Applicable Law and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any of its Subsidiaries or any of their ERISA Affiliates has filed or intends to file a notice of intent to terminate any Pension Plan or Canadian Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA or otherwise;
     (g) any event which makes any of the representations set forth in Section 6.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 6.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect; and
     (h) any notice delivered to the Borrower or the Canadian Borrower, or sent by or on behalf of the Borrower or the Canadian Borrower, with respect to the Canadian Credit Agreement or any of the loan documents executed in connection therewith (including a copy of any such notice).
     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(w).
ARTICLE VIII
AFFIRMATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Subsidiaries to:
     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.4, preserve and maintain its legal existence and all material rights, franchises, licenses and privileges and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
     SECTION 8.2 Maintenance of Property; Reinvestment.

     (a) Protect and preserve all properties used or useful in its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business; in each case, to the extent necessary so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, it being understood and agreed that nothing in this paragraph shall prohibit the idling or abandonment of any property in the reasonable business judgment of the Borrower and its Subsidiaries.
     (b) (i) If the Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $10,000,000 from any Asset Disposition permitted under this Agreement (other than (A) any Asset Disposition permitted pursuant to clauses (a), (b), (c), (d), (e) or (f) of Section 10.5 or (B) any Asset Disposition described in clause (ii) below) or consented to by the requisite Lenders pursuant to Section 13.2, or from any Insurance and Condemnation Event, and the Aggregate Credit Exposure is in excess of $100,000,000 at the end of the fiscal quarter following the time such proceeds are received, the Borrower shall no later than twelve (12) months following such quarter end, apply such portion of such Net Cash Proceeds to repayment of the outstanding amounts under this Credit Facility or the Canadian Credit Facility as shall reduce the Aggregate Credit Exposure to an amount less than $100,000,000; provided that no such repayment shall be required to the extent that such portion of the Net Cash Proceeds is within such twelve (12) month period either (A) reinvested in the business (including Capital Expenditures, Permitted Acquisitions, purchases of assets in the ordinary course of business and other business expenditures permitted hereunder) or (B) subject to compliance with Section 10.10, applied to repayment of the Existing Notes.
          (ii) No later than five (5) Business Days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition of timberlands permitted pursuant to Section 10.5 or consented to by the requisite Lenders pursuant to Section 13.2, the Borrower shall apply such Net Cash Proceeds to repayment of the outstanding amounts under this Credit Facility or the Canadian Credit Facility in an aggregate amount equal to the lesser of (A) fifty percent (50%) of the aggregate amount of such Net Cash Proceeds or (B) the amount which when used to repay the outstanding amounts under this Credit Facility or the Canadian Credit Facility will reduce the Aggregate Credit Exposure to an amount less than $100,000,000.
     SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
     SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
     SECTION 8.5 Payment of Taxes. Pay and discharge all taxes, assessments and other governmental charges that may be levied or assessed upon it or on its income or profits or any of its property; except for any such tax, assessment or other governmental charge the payment of which is being contested in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA with respect to Employee Benefit Plans and the ITA and other Applicable Law with respect to all Canadian Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or any other Governmental Authority or to a Multiemployer Plan or a Canadian Multiemployer Plan, (iii) not

participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan or Canadian Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
     SECTION 8.9 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and during normal business hours, at the Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.
     SECTION 8.10 Additional Subsidiaries.
     (a) Within thirty (30) days after (i) the redesignation of an Immaterial Subsidiary as a Material Subsidiary in accordance with Section 8.10(b) below or (ii) the creation or acquisition of any Material Subsidiary, including in connection with any Permitted Acquisition (any such Subsidiary, a “New Material Subsidiary”), cause to be executed and delivered to the Administrative Agent (unless otherwise agreed to by the Administrative Agent): (A) a duly executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such New Material Subsidiary to the Subsidiary Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents, (B) such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person (including, without limitation, updated Schedules 6.1(a) and 6.1(b) reflecting the creation or acquisition of such New Material Subsidiary), (C) such original stock or other certificates and stock or other transfer powers evidencing the ownership interests of the Borrower or the applicable Material Subsidiary, as applicable, in such New Material Subsidiary (unless such New Material Subsidiary is a Restricted Subsidiary), (D) such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (including, without limitation, favorable legal opinions of counsel addressed to the Administrative Agent and the Lenders with respect to the New Material Subsidiary, the Loan Documents and such other matters as the Lenders shall request), and (E) such other documents and certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) The Borrower may, at any time and upon written notice to the Administrative Agent, redesignate any Immaterial Subsidiary as a Material Subsidiary. Further, promptly after the date on which the Borrower or the Administrative Agent determines that any Subsidiary no longer qualifies as an Immaterial Subsidiary such Subsidiary shall be redesignated as a Material Subsidiary and shall comply with clause (a) of this Section.

     (c) Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower or any Material Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after notification), cause to be executed and delivered to the Administrative Agent (unless otherwise agreed to by the Administrative Agent): (i) Foreign Pledge Agreements pledging sixty-five percent (65%) of the total outstanding Capital Stock of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person (including, without limitation, updated Schedules 6.1(a) and 6.1(b) reflecting the creation or acquisition of such Person), (iii) such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (including, without limitation, favorable legal opinions of counsel addressed to the Administrative Agent and the Lenders with respect to such Person, the Loan Documents and such other matters as the Lenders shall request), and (iv) such other documents and certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (d) Within thirty (30) days after the creation or acquisition of any new Subsidiary, including in connection with any Permitted Acquisition, cause to be executed and delivered to the Administrative Agent (unless otherwise agreed to by the Administrative Agent) a duly executed joinder agreement in the form attached to the Intercompany Subordination Agreement joining such new Subsidiary thereto.
     SECTION 8.11 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets, (b) to refinance the Existing Facilities and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement.
     SECTION 8.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Agreement Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
ARTICLE IX
FINANCIAL COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1 Consolidated Senior Secured Leverage Ratio: As of any fiscal quarter end, permit the Consolidated Senior Secured Leverage Ratio to be greater than 1.25 to 1.00.
     SECTION 9.2 Interest Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.00 to 1.00.
ARTICLE X
NEGATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will not and will not permit any of its Subsidiaries to:
     SECTION 10.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
     (a) (i) the Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1(c)) and (ii) the Guaranty Obligations in favor of the Administrative Agent for the benefit of the Secured Parties;
     (b) (i) the Canadian Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1(c)) and (ii) the Guaranty Obligations in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties;
     (c) Indebtedness incurred in connection with a Hedging Agreement (i) which is entered into for interest rate, foreign currency or other business purposes and not for speculative purposes and (ii) with a counterparty reasonably satisfactory to the Administrative Agent and the Canadian Administrative Agent; provided that any counterparty that is a Lender, a Canadian Lender or any Affiliate thereof shall be deemed satisfactory to the Administrative Agent and the Canadian Administrative Agent;
     (d) Indebtedness existing on the Closing Date and not otherwise permitted under this Section and, to the extent that the outstanding principal amount of such Indebtedness is in excess of $25,000,000, listed on Schedule 10.1 (including any Indebtedness issued to refinance or to refund such Indebtedness or any Indebtedness which constitutes a renewal or extension of such Indebtedness); provided that (i) the principal amount of such Indebtedness may not be increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (B) by additional amounts, to the extent that the Consolidated Total Leverage Ratio, on a pro forma basis after giving effect to such increase, would be no greater than 5.50 to 1.00, (ii) no Default or Event of Default exists and is continuing or would be caused by the refinancing, refunding, renewal or extension thereof, (iii) the Administrative Agent and the Canadian Administrative Agent shall have received satisfactory written evidence that the Borrower and its Subsidiaries would be in compliance with all covenants in this Agreement and the Canadian Credit Agreement on a pro forma basis after giving effect to the refinancing, refunding, renewal or extension thereof, (iv) the weighted average life of such Indebtedness shall not be shorter than the weighted average life of the Indebtedness being refinanced, refunded, renewed or extended, (v) any terms of subordination set forth in the Indebtedness being refinanced, refunded, renewed or extended are not adversely affected in any material respect and (vi) none of the Existing Notes nor any Indebtedness incurred in accordance with this paragraph to refinance, refund, renew or extend the Existing Notes shall be guaranteed by the Borrower or any of its Subsidiaries (other than (A) those Existing Notes which are guaranteed by the Borrower as of the Closing Date and identified on Schedule 10.1 as being so guaranteed and (B) any Indebtedness issued to refinance any Existing Notes which, as of the Closing Date, (1) have an outstanding principal balance in excess of $50,000,000 and (2) mature or are subject to mandatory redemption prior to the Maturity Date);
     (e) Indebtedness incurred in connection with Capital Leases, including those Capital Leases existing on the Closing Date, and purchase money Indebtedness, including all purchase money Indebtedness existing on the Closing Date, in an aggregate amount not to exceed $50,000,000 on any date of determination;
     (f) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (c), (e), (h), (l) and (m) of this Section (provided that any Guaranty Obligations of Indebtedness incurred pursuant to subsection (h) or, to the extent applicable, subsection (m) of this Section shall be subordinated to the Obligations and the Canadian Obligations to the same extent as the Indebtedness that is being guaranteed);
     (g) (i) (A) Indebtedness owed by any Credit Party to any other Credit Party (provided that, if requested by the Administrative Agent, such Indebtedness shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent) and (B) Indebtedness owed by any Canadian Credit Party to any other Canadian Credit Party (provided that, if requested by the Canadian Administrative Agent, such Indebtedness shall be subordinated to the Canadian Obligations on terms and conditions reasonably satisfactory to the Canadian Administrative Agent);
          (ii) (A) Indebtedness owed by any Canadian Credit Party to any Credit Party (provided that such Indebtedness shall be payable by such Canadian Credit Party on demand by the applicable Credit Party) and (B) Indebtedness owed by any Credit Party to any Canadian Credit Party (provided that such Indebtedness shall be payable by such Credit Party on demand by the applicable Canadian Credit Party);
          (iii) Indebtedness owed by any Subsidiary which is not a Credit Party or a Canadian Credit Party to any other Subsidiary which is not a Credit Party or a Canadian Credit Party;
          (iv) Indebtedness owed by any Credit Party or any Canadian Credit Party to a Subsidiary that is not a Credit Party or a Canadian Party (provided that such Indebtedness (other than Indebtedness existing as of the Closing Date pursuant to the Bowater-Calhoun Arrangement) shall be subordinated to the Obligations and the Canadian Obligations, as applicable, pursuant to an Intercompany Subordination Agreement); and
          (v) Indebtedness owed by any Subsidiary that is not a Credit Party or a Canadian Credit Party to a Credit Party or a Canadian Credit Party (provided that such Indebtedness shall be payable by such Subsidiary on demand by the Credit Party or the Canadian Credit Party, as applicable, to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Indebtedness incurred after the Closing Date, together with any equity or capital investments made after the Closing Date permitted pursuant to Section 10.3(g) (without duplication), shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto); provided further that the limitation set forth in the preceding proviso shall not be applicable to any loans and advances made by the Borrower to Bowater Canada Finance Corporation to pay interest on the BCFC Notes;
     (h) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness, (ii) the Consolidated Total Leverage Ratio on pro forma basis after giving effect to issuance of such Subordinated Indebtedness is no greater than 5.50 to 1.00 and (iii) the Administrative Agent and the Canadian Administrative Agent shall have received satisfactory written evidence that the Borrower and its Subsidiaries would be in compliance with all covenants contained in this Agreement and the Canadian Credit Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;
     (i) Indebtedness of the Borrower or any of its Subsidiaries as an account party in respect of trade letters of credit in an aggregate amount not to exceed $25,000,000 on any date of determination; provided that no such trade letter of credit shall be secured by any assets of the Borrower or any of its Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit;
     (j) Indebtedness (i) of any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension (but not the increase in the aggregate principal amount) thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (B) notwithstanding anything to the contrary contained in this Agreement, neither the Borrower nor any other Subsidiary (other than such Person) shall have any liability or other obligation with respect to such Indebtedness (other than any liability or other obligation of the Borrower or any of its Subsidiaries permitted hereunder which existed prior to the time that such Person became a Subsidiary or such asset was acquired);

     (k) Additional unsecured Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $250,000,000 outstanding on any date of determination; provided that in the case of each issuance of such Indebtedness (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Indebtedness and (ii) the Consolidated Total Leverage Ratio on pro forma basis after giving effect to issuance of such Indebtedness is no greater than 4.50 to 1.00;
     (l) Indebtedness in an aggregate principal amount not to exceed $125,000,000 in the form of Canadian cash management facilities; and
     (m) Additional Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $25,000,000.
     SECTION 10.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
     (a) (i) Liens of the Administrative Agent for the benefit of the Secured Parties and (ii) Liens of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties;
     (b) Liens not otherwise permitted by this Section and in existence on the Closing Date and, with respect to each Credit Party and each Canadian Credit Party, described on Schedule 10.2 (including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 10.1(d) solely to the extent that the such Liens were in existence on the Closing Date and described on Schedule 10.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;
     (c) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
     (e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
     (f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property or other similar restrictions, which do not, in any case, impair the use thereof in the ordinary conduct of business;

     (g) Liens securing Indebtedness permitted under Sections 10.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(m) or securing appeal or other surety bonds relating to such judgments;
     (i) Liens on tangible property or tangible assets of the Borrower or any of its Subsidiaries acquired pursuant to a Permitted Acquisition, or on tangible property or tangible assets of any Subsidiary of the Borrower which are in existence at the time that such Subsidiary of the Borrower is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific tangible property or tangible assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of the Borrower or any of its Subsidiaries);
     (j) Liens in existence as of the Closing Date in connection with the Bowater-Calhoun Arrangement as described in clause (b) of the definition thereof; and
     (k) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $25,000,000.
     SECTION 10.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person (or any portion of the business or assets of any other Person that constitutes a line of business, a business unit or a division) or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, “Investments”) except:
     (a) Investments:
          (i) existing on the Closing Date in Subsidiaries existing on the Closing Date;
          (ii) after the Closing Date in Subsidiaries formed after the Closing Date so long as the Borrower, the Canadian Borrower and their respective Subsidiaries comply with the applicable provisions of Section 8.10 of this Agreement and Section 8.10 of the Canadian Credit Agreement;
          (iii) existing on the Closing Date (other than Investments in Subsidiaries on the Closing Date) and described on Schedule 10.3;

     (b) Investments in cash and Cash Equivalents;
     (c) Investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions;
     (d) Hedging Agreements permitted pursuant to Section 10.1;
     (e) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $2,000,000;
     (f) (i) Investments in the form of intercompany Indebtedness permitted pursuant to Section 10.1(g) (other than clause (v) of Section 10.1(g)), (ii) equity or capital investments made by the Borrower or any of its Subsidiaries in any Credit Party or any Canadian Credit Party (or made in a Wholly-Owned Subsidiary that is not a Credit Party or a Canadian Credit Party and immediately contributed (directly or indirectly through one or more intermediate Wholly-Owned Subsidiaries) into a Credit Party or a Canadian Credit Party) and (iii) equity or capital investments made by any Subsidiary that is not a Credit Party or a Canadian Credit Party in any other Subsidiary that is not a Credit Party or a Canadian Credit Party;
     (g) Investments in the form of intercompany Indebtedness permitted by clause (v) of Section 10.1(g), together with equity or capital investments made by any Credit Party or any Canadian Credit Party to any Subsidiary which is not a Credit Party or a Canadian Credit Party; provided that the aggregate amount of such intercompany Indebtedness and equity or capital investments, in each case incurred or made after the Closing Date, shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and equity or capital investments as reduced by any repayments or distributions made with respect thereto); provided further that the limitation set forth in the preceding proviso shall not be applicable to any loans and advances made by the Borrower to Bowater Canada Finance Corporation to pay interest on the BCFC Notes; and
     (h) Investments made after the Closing Date and not otherwise permitted hereunder (including minority investments in joint ventures) in an aggregate amount not to exceed $20,000,000 on any date of determination (which amount shall be calculated as the net balance of such Investments as reduced by any repayments or distributions made with respect thereto).
     SECTION 10.4 Limitations on Mergers and Liquidation. Merge, amalgamate, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
     (a) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into:
     (i) the Borrower (provided that the continuing or surviving Person shall be the Borrower); or
     (ii) any other Wholly-Owned Subsidiary of the Borrower (provided that the continuing or surviving Person shall (A) be a Subsidiary Guarantor in the case of a merger, amalgamation or consolidation involving a Subsidiary Guarantor, (B) include the

Canadian Borrower in the case of a merger, amalgamation or consolidation involving the Canadian Borrower and (C) subject to clauses (i) and (ii)(B) above, be a Canadian Guarantor in the case of a merger, amalgamation or consolidation involving a Canadian Guarantor);
provided further that no Credit Party may be merged, amalgamated or consolidated with or into a Canadian Credit Party and no Canadian Credit Party may be merged, amalgamated or consolidated with or into a Credit Party;
     (b) any Wholly-Owned Subsidiary of the Borrower may merge or amalgamate into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;
     (c) any Wholly-Owned Subsidiary of the Borrower may merge or amalgamate into any Person pursuant to an Asset Disposition of all of the assets of such Wholly-Owned Subsidiary permitted pursuant to Section 10.5; and
     (d) any Subsidiary of the Borrower (other than the Canadian Borrower) may wind-up, liquidate or dissolve provided that (i) its assets are transferred to the Borrower or any Wholly-Owned Subsidiary of the Borrower and (ii) if such Subsidiary is (A) a Subsidiary Guarantor then the transferee shall be a Credit Party and (B) a Canadian Guarantor (other than the Borrower) then the transferee shall be a Canadian Credit Party.
     SECTION 10.5 Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:
     (a) the sale of inventory in the ordinary course of business;
     (b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
     (c) the transfer of assets to the Borrower, the Canadian Borrower or any Wholly-Owned Subsidiary (provided that, in the case of any such transfer of assets, (i) if the transferee of such assets is a Credit Party or a Canadian Credit Party, such Credit Party or Canadian Credit Party shall not pay more than the fair market value of such assets (determined as of the date of the applicable transfer) and (ii) if the transferor of such assets is a Credit Party or a Canadian Credit Party, the transferee shall not pay less than the fair market value of such assets (determined as of the date of the applicable transfer);
     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (e) the disposition of any Hedging Agreement;
     (f) the disposition of cash or Cash Equivalents;

     (g) subject to the requirements of Section 8.2(b), the sale of timberlands by the Borrower or its Subsidiaries; and
     (h) additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $250,000,000 in the aggregate during the term of this Agreement.
     SECTION 10.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:
     (a) the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;
     (b) the Borrower or any Subsidiary may make cash distributions or equity repurchases pursuant to employee benefit plans or incentive compensation plans, in each case to the extent such distributions constitute compensation to executives or employees of the Borrower or of the applicable Subsidiary;
     (c) any Subsidiary may pay dividends to the holders of its Capital Stock (other than payment of dividends to holders of the Exchangeable Shares); provided that in the case of any dividend paid by a Subsidiary that is not a Wholly-Owned Subsidiary, such dividend may be paid only if such dividend is paid on a ratable basis to the holders of such Capital Stock in accordance with their respective ownership percentages in such Subsidiary;
     (d) the Borrower may pay cash dividends to holders of its Capital Stock and Bowater Canada, Inc. may pay cash dividends to holders of the Exchangeable Shares; provided that (i) any such dividend is paid as promptly as possible but in no event later than seventy-five (75) days after the date of declaration of such dividend, (ii) such dividends do not exceed $75,000,000 in the aggregate during each Fiscal Year and (iii) on each date that a dividend is declared and after giving effect thereto:
     (A) no Default or Event of Default shall have occurred and be continuing; and
     (B) the Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;
     (e) the Borrower may repurchase shares of its Capital Stock in an aggregate amount of up to $100,000,000 during the term of this Agreement; provided that on each date that Capital Stock is repurchased and after giving effect thereto:
     (A) no Default or Event of Default shall have occurred and be continuing;
     (B) the Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;

     (C) the Aggregate Credit Exposure shall not exceed $100,000,000; and
     (D) the pro forma Consolidated Total Leverage Ratio shall not exceed 4.50 to 1.00; and
     (f) Bowater Canada, Inc. or Bowater Canadian Holdings Incorporated may repurchase all or a portion of the Exchangeable Shares solely through an exchange of common stock of the Borrower for the Exchangeable Shares being repurchased.
     SECTION 10.7 Limitations on Exchange and Issuance of Capital Stock. Except to the extent included as Indebtedness and incurred in accordance with Section 10.1 hereof, issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness unless such Indebtedness is permitted at the time pursuant to Section 10.1 or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.
     SECTION 10.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:
     (i) transactions permitted by Section 10.3, 10.4, 10.6 or 10.7;
     (ii) transactions existing on the Closing Date and described on Schedule 10.8;
     (iii) normal compensation and reimbursement of reasonable expenses of officers and directors; and
     (iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party.
     SECTION 10.9 Certain Accounting Changes; Organizational Documents.
     (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.
     (b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which materially adversely affects the rights or interests of the Lenders or the Canadian Lenders.
     SECTION 10.10 Amendments; Payments and Prepayments of Indebtedness.

     (a) Amend, modify or change any indenture or other agreement governing the Existing Notes in any respect which would materially adversely affect the rights or interests of the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Canadian Lenders.
     (b) Amend, modify or change (i) any provision of this Agreement which, under Section 13.2, is subject to the approval of the Required Lenders without amending, modifying or changing the corresponding provision in the Canadian Credit Agreement or (ii) any provision of the Canadian Credit Agreement which, under Section 14.2 of the Canadian Credit Agreement, is subject to the approval of the Required Lenders without amending, modifying or changing the corresponding provision in this Agreement.
     (c) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Canadian Lenders.
     (d) Cancel, forgive, make any prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due, but excluding payments at the scheduled maturity thereof) any Subordinated Indebtedness or the Existing Notes or any Indebtedness incurred to refinance the Existing Notes as permitted pursuant to Section 10.1(d), except for:
     (A) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(h);
     (B) refinancings, refundings, renewals, extensions or exchange of any Existing Notes permitted by Section 10.1(d); and
     (C) cash redemptions or repayments of the Existing Notes or any Indebtedness incurred to refinance the Existing Notes as permitted pursuant to Section 10.1(d); provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of such redemption or repayment or would result from such redemption or repayment and (2) if at the time of such redemption or repayment (or immediately after giving effect thereto), the sum of (x) the principal amount of the outstanding Loans under this Credit Facility plus (y) the principal amount of the outstanding Canadian Loans is in excess $100,000,000, the Administrative Agent shall have received satisfactory written evidence that:
     (I) the Borrower and its Subsidiaries would be in compliance with all covenants in this Agreement on a pro forma basis after giving effect to such redemption;
     (II) the principal amount of availability under this Credit Facility and the Canadian Credit Facility both before and after giving effect to such redemption is equal to or greater than $50,000,000;

     (III) the Consolidated Total Senior Secured Indebtedness, both before and immediately after giving effect thereto, is less than or equal to eighty percent (80%) of the net book value of the Coverage Assets as set forth on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.2 or 7.1 hereof; and
     (IV) the principal amount of outstanding loans and the face amount of outstanding letters of credit under the Canadian Credit Facility, both before and immediately after giving effect thereto, is less than or equal to fifty percent (50%) of the net book value of the accounts receivable and inventory owned by the Canadian Borrower and each of its Canadian Subsidiaries as set forth on the Consolidated balance sheet of the Canadian Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.2 or 7.1 of the Canadian Credit Agreement.
     SECTION 10.11 Restrictive Agreements.
     (a) Enter into any Indebtedness which:
     (i) contains any covenants more restrictive than the provisions of Articles VIII, IX and X, or
     (ii) contains any negative pledge on assets or restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than (A) the Existing Notes (provided that such provisions may not be amended or modified to be more restrictive), (B) any Indebtedness incurred in accordance with Section 10.1(d) to refinance the Existing Notes (provided that such provisions may not be more restrictive than those contained in the Existing Notes) and (C) the Canadian Credit Facility (provided that such provisions shall not be amended or modified except as permitted hereunder and thereunder)).
     (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower or to make or repay loans or advances to the Borrower other than (i) restrictions and conditions imposed by Applicable Law or the Loan Documents, (ii) legally enforceable restrictions and conditions which are permitted by clause (iii) of Section 6.1(n) and (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted under this Agreement.
     SECTION 10.12 Nature of Business. Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.
     SECTION 10.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the

Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Secured Parties pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and Asset Dispositions permitted under Section 10.5.
ARTICLE XI
DEFAULT AND REMEDIES
     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
     (b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) or more Business Days.
     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
     (d) Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 5.4, 7.1, 7.2 or 7.5(e)(i) or Articles IX or X.
     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.
     (f) Hedging Agreement. The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $25,000,000.
     (g) Indebtedness Cross-Default.
     (i) Any “Event of Default” (as defined in the Canadian Credit Agreement) shall occur under the Canadian Credit Agreement.
     (ii) Any default shall occur in the payment of any Indebtedness of the Borrower or any of its Subsidiaries (other than the Loans, any Reimbursement Obligation or the Canadian Credit Facility) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created.
     (iii) Any default in the observance or performance of any other agreement or condition relating to any Indebtedness of the Borrower or any of its Subsidiaries (other than the Loans, any Reimbursement Obligation or the Canadian Credit Facility) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
     (h) Change in Control. Any Change in Control shall occur.
     (i) Voluntary Bankruptcy Proceeding. The Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
     (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any of its Subsidiaries or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
     (k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
     (l) Termination Event. The occurrence of any of the following events: (i) the Borrower or any of its Subsidiaries or any of their ERISA Affiliates fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any of its Subsidiaries or any of their ERISA Affiliates is required to pay as contributions thereto, (ii) the Borrower or any of its Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan or other Applicable Law, the Borrower or any of its Subsidiaries is required to pay as contributions thereto, (iii) an accumulated funding deficiency in excess of $25,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan or Canadian Pension Plan, (iv) a Termination Event, (v) the Borrower or any of its Subsidiaries or any of their ERISA Affiliates as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000 or (vi) the Borrower or any of its Subsidiaries as employers under one or more Canadian Multiemployer Plans makes a complete or partial withdrawal from any such Canadian Multiemployer Plan and the plan sponsor of such Canadian Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000.
     (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders to exceed (i) $10,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) $50,000,000 in the aggregate (regardless of insurance) shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without having been paid and satisfied, discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.
     (n) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Agreement Lenders, the Administrative Agent may, or upon the request of the Required Agreement Lenders, the Administrative Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Facilities. Terminate the Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.
     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

     SECTION 11.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due or the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and each Issuing Lender in proportion to the respective amounts described in this clause First payable to them);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (including any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);
     Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding (ratably among the Issuing Lenders in proportion to the respective amounts described in this clause Fifth payable to them);
     Sixth, to the payment of that portion of the Obligations constituting Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Secured Parties providing the Hedging Agreements giving rise to such Hedging Obligations in proportion to the respective amounts described in this clause Sixth payable to them); and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
     SECTION 11.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 13.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XII
THE ADMINISTRATIVE AGENT
     SECTION 12.1 Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.
     SECTION 12.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     SECTION 12.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Required Agreement Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Required Agreement Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender in accordance with Section 13.1. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders and the Issuing Lenders.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 12.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     SECTION 12.6 Resignation of Administrative Agent.
     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Agreement Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Agreement Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of any Lender or any Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Agreement Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired)

Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
     SECTION 12.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 12.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
     SECTION 12.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold or otherwise transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Agreement Lenders;
     (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction(s) permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Agreement Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.
ARTICLE XIII
MISCELLANEOUS
     SECTION 13.1 Notices.
     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third (3rd) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Bowater Incorporated
55 East Camperdown Way
Greenville, SC 29602-1028
Attention: Treasurer
Telephone No.: (864) 282-9413
Telecopy No.: (864) 282-9219

With copies to:	Pepper Hamilton LLP

3000 Two Logan Square
Philadelphia, Pennsylvania 19103
Attention: J. Bradley Boericke
Telephone No.: (215) 981-4790
Telecopy No.: (215) 689-4615

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

If to any Lender:	To the address set forth on the Register
     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
     SECTION 13.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, (a) in the case of an amendment, waiver or consent for which a substantially similar corresponding amendment, waiver or consent with regard to the Canadian Credit Agreement will be made effective thereunder contemporaneously, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower and (b) in the case of any other amendment, waiver or consent specifically impacting only this Agreement and the other Loan Documents, such amendment, waiver or consent is in writing signed by the Required Agreement Lenders (or by the Administrative Agent with the consent of the Required Agreement Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 5.2 without the written consent of each Lender directly affected thereby;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Lenders shall be necessary in order to waive (in whole or in part) any prepayment required pursuant to Section 8.2(b).
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Agreement Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;
     (e) change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (f) change any provision of this Section or the definitions of “Required Lenders” or “Required Agreement Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender and each Canadian Lender directly affected thereby;
     (g) increase the percentage specified in the definition of “Asset Coverage Amount”; reduce or eliminate any of the Indebtedness specified in part (b) of the definition of “Consolidated Total Senior Secured Indebtedness” in determining the Borrowing Limit; or add additional categories or types of assets to the definition of “Coverage Assets”, in each case without the written consent of each Lender directly affected thereby;
     (h) release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender;
     (i) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or
     (j) change Article XI of the Canadian Credit Agreement without the written consent of each Lender;
     (k) add as Collateral any assets of any Person that is not organized under the laws of the United States or any state thereof without the written consent of the Canadian Administrative Agent and the Canadian Required Agreement Lenders (it being understood that under the terms of the Canadian Credit Agreement a vote of the Administrative Agent and the Required Agreement Lenders shall be required to add as Collateral for the Canadian Credit Facility any assets of any Person that is not organized under the laws of Canada or any province thereof); or

     (l) join as a Credit Party any Person that is not organized under the laws of the United States or any state thereof without the written consent of the Canadian Administrative Agent and the Canadian Required Agreement Lenders (it being understood that under the terms of the Canadian Credit Agreement a vote of the Administrative Agent and the Required Agreement Lenders shall be required to join as a Canadian Credit Party any Person that is not organized under the laws of Canada or any province thereof);
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 13.3 Expenses; Indemnity.
     (a) Costs and Expenses. The Borrower and the other Credit Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification. The Borrower and the other Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
     SECTION 13.4 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     SECTION 13.5 Governing Law.
     (a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts of law principles thereof.
     (b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
     (c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
     SECTION 13.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION
     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     SECTION 13.8 Injunctive Relief; Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     (b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
     SECTION 13.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     SECTION 13.10 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) (A) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (B) the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and (C) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility; and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this

Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower and the Administrative Agent (except that notice shall be provided to the Borrower and the Administrative Agent with respect to any participations to a Person that would be a Foreign Lender), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 13.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless (i) the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender and (ii) the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under Applicable Laws.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 13.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 13.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
     SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitment remains in effect or the Credit Facility has not been terminated.
     SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
     SECTION 13.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
     SECTION 13.18 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     SECTION 13.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     SECTION 13.20 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     SECTION 13.21 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify such Borrower or Subsidiary Guarantor in accordance with the Act.
     SECTION 13.22 Inconsistencies with Other Documents; Independent Effect of Covenants.
     (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
     (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BOWATER INCORPORATED, as Borrower
By:	/s/ William G. Harvey
William G. Harvey
Senior Vice President and Chief Financial Officer

[Credit Agreement — Bowater Incorporated]

AGENTS AND LENDERS: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By:	/s/ Scott Joyce
	Name:	Scott Joyce
	Title:	Vice President

[Credit Agreement — Bowater Incorporated]

JPMORGAN CHASE BANK, N.A, as Lender
By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Vice President

[Credit Agreement — Bowater Incorporated]

UBS LOAN FINANCE LLC, as Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director, Bank Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Bank Products Services, US

[Credit Agreement — Bowater Incorporated]

WELLS FARGO FOOTHILL, LLC, as Lender
By:	/s/ Dennis King
	Name:	Dennis King
	Title:	Vice President

[Credit Agreement — Bowater Incorporated]

Annex A
LENDER AUTHORIZATION
Bowater Incorporated
Credit Agreement
May __, 2006
Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services

Re:	Credit Agreement dated as of May 31, 2006 (as amended, the “Credit Agreement”) by and among Bowater Incorporated (the “Borrower”), the banks and financial institutions party thereto, as lenders, and Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”)
     This Authorization acknowledges our receipt and review of the execution copy of the Credit Agreement in the form posted on SyndTrak Online. By executing this Authorization, we hereby approve the Credit Agreement and authorize the Administrative Agent to execute and deliver the Credit Agreement on our behalf.
     Each financial institution executing this Authorization agrees or reaffirms that it shall be a party to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) to which Lenders are parties and shall have the rights and obligations of a Lender (as defined in the Credit Agreement), and agrees to be bound by the terms and provisions applicable to a “Lender”, under each such agreement. In furtherance of the foregoing, each financial institution executing this Authorization agrees to execute any additional documents reasonably requested by the Administrative Agent to evidence such financial institution’s rights and obligations under the Credit Agreement.

[Insert name of applicable financial institution]

By:

Name:

Title: